NEWS RELEASE

Contact:	Bradford T. Ray	Roger D. Shannon
	Chief Executive Officer	Chief Financial Officer
	502/245-2110	502/245-2110

STEEL TECHNOLOGIES SHAREHOLDERS APPROVE MERGER WITH MITSUI

Louisville, Ky. (May 30, 2007) -- Steel Technologies Inc. (NASDAQ: STTX) announced that its shareholders, voting at the special meeting convened today, have approved the Company's proposed merger with Mitsui & Co. (U.S.A.), Inc., a wholly owned subsidiary of Mitsui & Co., Ltd. (TSE:8031).  While this merger proposal has been approved by the U.S. regulatory authorities, completion of the merger remains subject to approval from Mexican regulatory authorities, which is expected within the next week, and customary closing conditions.

            Under the terms of the merger agreement, Steel Technologies' shareholders will receive $30 per share in an all-cash transaction.  The Company has appointed National City Bank, N.A. as paying agent for the merger consideration.  National City Bank will contact shareholders directly with instructions and letter of transmittal forms for the surrender of stock certificates.  Shareholders should not send forms and/or stock certificates to Steel Technologies, as this will only delay receipt of their cash payment.  For more information concerning the process for obtaining payment for their shares, shareholders should contact National City Bank Shareholder Services at 1-800-622-6757.

            Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, construction, hardware, and consumer goods.  The Company now has 25 facilities, including its joint venture operations, located throughout the United States, Mexico and Canada.  More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

            Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company's Securities and Exchange Commission filings), which could cause actual results to differ materially from those projected.  These include, without limitation, statements herein regarding the anticipated completion of the contemplated merger with Mitsui USA.  SEC filings may be obtained from the SEC or by contacting the Company.

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